================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 22, 2000



                           KSL RECREATION GROUP, INC.
             (Exact name of Registrant as specified in its charter)


                        Commission File Number 333-31025


                DELAWARE                                   33-0747103
                --------                                   ----------
     (State or other jurisdiction of                (IRS Employer ID Number)
     incorporation or organization)


         50-905 Avenida Bermudas
          LA QUINTA, CALIFORNIA                               92253
----------------------------------------                  -------------
(Address of principal executive offices)                   (Zip Code)


                                  760/564-8000
                                  ------------
              (Registrant's telephone number, including area code)

                                       N/A
                                  ------------
      (Former name, address and fiscal year, if changed since last report)


================================================================================


                               Page 1 of 22 pages
                           Exhibit Index is on Page 2

Item 5.   Other Events

     As previously reported on a Current Report on Form 8-K dated January 8, 2001 and as amended March 9, 2001, KSL Recreation Group, Inc. ("KSL" or the "Company"), through KSL Biltmore Resort, Inc. ("KSL Biltmore"), an indirect wholly-owned subsidiary of the Company, entered into an agreement of purchase and sale between Biltmore Hotel Partners, LLLP, an Arizona limited liability limited partnership ("Seller"), and the Company dated December 22, 2000 ("Agreement"). Pursuant to the Agreement, the Company acquired certain assets and assumed certain liabilities comprising the Arizona Biltmore Resort & Spa (the "Biltmore" or the "Property"), located in Phoenix, Arizona. The Company, by unanimous consent of the Board of Directors, approved and assigned the Agreement and all rights, title, interest and obligations thereunder to a newly formed, wholly-owned subsidiary of the Company, KSL Biltmore Resort, Inc., a Delaware corporation. There is no relationship between the Seller and the Company, nor with any associates or affiliates of the Company.

     The purchase price of the Property was $335.0 million (excluding transaction costs of approximately $5.3 million and a working capital purchase adjustment of $8.3 million). The Company financed the acquisition with existing cash and debt issued under its Amended and Restated Credit Agreement (as amended December 22, 2000) with various financial institutions, Credit Suisse First Boston, The Bank of Nova Scotia and Salomon Smith Barney. In addition, the Company assumed a mortgage of $59.4 million, secured by the Property. The acquisition was accounted for using the purchase method of accounting.

     The Company intends to continue to operate the Property as a resort hotel and spa.

     The independent auditors' report included in Item 7 below has been amended to include the name of our independent accountants, Deloitte & Touche LLP, which was inadvertently omitted in the previously filed Form 8-K/A dated March 9, 2001.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

     Listed below are the financial statements, pro forma financial information and exhibits, if any, filed as part of this report:

     (a) Unaudited pro forma combined statement of operations for the year ended October 31, 2000 and the unaudited pro forma combined balance sheet as of October 31, 2000.

     (b) Financial statements of the Arizona Biltmore Resort and Spa for the years ended June 30, 2000 and 1999 (Audited), and three-month periods ended September 30, 2000 and 1999 (Unaudited), and independent auditors' report.

     (c)  Exhibits

          10.1* Agreement of purchase and sale between Biltmore Hotel Partners, LLLP and KSL Biltmore Resort, Inc. dated December 22, 2000

          10.2* Amended and Restated Credit Agreement dated December 22, 2000

          99*  News Release dated December 22, 2000

     *    Previously filed

                                    SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       KSL RECREATION GROUP, INC.


                                       By:     /s/ Eric C. Resnick
                                          ------------------------------
                                              Eric C. Resnick
                                              Vice President, Chief Financial
                                              Officer and Treasurer


Date:  March 21, 2002

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


The following Unaudited Pro Forma Combined Financial Information presents the Unaudited Pro Forma Combined Balance Sheet as of October 31, 2000, giving effect to the acquisition of the Biltmore as if the acquisition was consummated at that date. The pro forma combined financial information also presents the Unaudited Pro Forma Combined Statement of Operations for the year ended October 31, 2000 giving effect to the acquisition as if it had been consummated at the beginning of the year. The Unaudited Pro Forma Statement of Operations for the year ended October 31, 2000 combine (i) the results of KSL for such period and (ii) the results of the Biltmore for the year ended September 30, 2000.

The unaudited combined pro forma data presented below is based on the historical statements of KSL and the Biltmore giving effect to (i) the acquisition of the Biltmore under the purchase method of accounting and (ii) the assumptions and adjustments (which KSL believes to be reasonable and in accordance with Generally Accepted Accounting Principles (GAAP)) described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair value at the date of acquisition. The Pro Forma adjustments set forth in the following unaudited pro forma combined financial information are estimated and may differ from the actual adjustments when they become known; however, no material differences are anticipated by KSL.

The following Unaudited Pro Forma Combined Financial Information does not reflect certain cost savings that management believes may be realized following the acquisition. These savings are expected to be realized primarily through rationalization of operations and implementation of strict cost controls and standardized operating procedures. Additionally, the Company believes the acquisition will enable it to continue to achieve economies of scale, such as enhanced purchasing power and increased asset utilization. There can be no assurance that such savings will be realized.

The pro forma data is provided for illustrative purposes only. It does not purport to be indicative of the results that actually would have occurred if the acquisition had been consummated on the dates indicated or that may occur in the future. The Unaudited Pro Forma Combined Financial Information should be read in conjunction with the notes thereto and the financial statements and related notes thereto of the Biltmore included elsewhere herein as well as the consolidated financial statements of KSL and related notes thereto incorporated herein by reference.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                                        (in thousands)


                                                                  HISTORICAL                              PRO FORMA
                                                          ----------------------------    ------------------------------------------
                                                            COMPANY         BILTMORE      ADJUSTMENTS
                                                               AT              AT           INCREASE      ADJUSTMENTS
                                                           10/31/2000       9/30/2000    (DECREASE) a(i)   REFERENCE     COMBINED
                                                          ------------    ------------    ------------    ------------  ------------
         ASSETS
Current assets:
   Cash and cash equivalents                               $   16,567      $    1,694                                    $   18,261
   Restricted cash                                              5,768           3,996                                         9,764
   Trade receivables, net                                      23,219           5,328                                        28,547
   Inventories                                                 13,436           1,496                                        14,932
   Current portion of notes receivable                          6,623               -                                         6,623
   Other receivables                                            3,618               -                                         3,618
   Prepaid expenses and other current assets                    2,771             353                                         3,124
   Deferred income taxes                                        2,697               -                                         2,697
                                                          ------------    ------------                                  ------------
         Total current assets                                  74,699          12,867                                        87,566
                                                          ------------    ------------                                  ------------

Real estate under development                                   6,886                -                                       6,886
Property and equipment, net                                   750,056         283,227       $ (75,564)        a (ii)        957,719
Notes receivable                                                6,646               -                                         6,646
Restricted cash, less current portion                           7,683               -                                         7,683
Excess of cost over net assets of acquired entities, net      100,832          48,097         (15,784)        a (ii)        133,145
Other assets                                                   87,655               -         106,615         a (ii)        194,270
                                                          ------------    ------------                                  ------------
                                                           $1,034,457      $  344,191                                    $1,393,915
                                                          ============    ============                                  ============

         LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
   Accounts payable                                        $   13,026      $    1,114                                    $   14,140
   Accrued liabilities                                         31,539           5,771                                        37,310
   Accrued interest payable                                     1,571               -                                         1,571
   Current portion of long-term debt                            1,000          17,730         (16,431)        a (iii)         2,299
   Current portion of obligations under capital leases            926               -                                           926
   Customer and other deposits                                 18,165           4,369                                        22,534
   Deferred income and other                                    1,840               -                                         1,840
   Due to parent                                                3,249               -                                         3,249
                                                          ------------    ------------                                  ------------
         Total current liabilities                             71,316          28,984                                        83,869
                                                          ------------    ------------                                  ------------

Long-term debt, less current portion                          530,000          58,124         288,781         a (iv)        876,905
Obligations under capital leases, less current portion         32,706               -                                        32,706
Other liabilities                                               1,847               -                                         1,847
Membership deposits                                           125,986                                                       125,986
Deferred income taxes                                          19,604               -                                        19,604

Shareholder's equity:
   Common stock                                                     -               -                                             -
   Additional paid-in capital                                 252,998         257,083        (257,083)        a (v)         252,998
   Retained earnings                                                -               -                                            -
                                                          ------------    ------------                                  ------------
         Total shareholder's equity                           252,998         257,083                                       252,998
                                                          ------------    ------------                                  ------------

                                                          ------------    ------------                                  ------------
                                                           $1,034,457      $  344,191                                    $1,393,915
                                                          ============    ============                                  ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED FINANCIAL STATEMENTS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                (in thousands, except share and per share data)

                                                            HISTORICAL                              PRO FORMA
                                                    ----------------------------    --------------------------------------------
                                                      COMPANY         BILTMORE      ADJUSTMENTS
                                                         AT              AT           INCREASE      ADJUSTMENTS
                                                     10/31/2000       9/30/2000    (DECREASE) a(i)   REFERENCE       COMBINED
                                                    ------------    ------------    ------------    ------------    ------------
REVENUES
Resort                                                $ 447,659        $ 90,537                                       $ 538,196
Real Estate                                              17,312               -                                          17,312
                                                    ------------    ------------                                    ------------

          Total revenues                                464,971          90,537                                         555,508

EXPENSES:
Cost of real estate                                      13,654                                                          13,654
Payroll and benefits                                    152,977          27,040                                         180,017
Other expenses                                          156,876          27,456                                         184,332
Depreciation and amortization                            50,687           9,116         $ 6,326           b (i)          66,129
Corporate fee                                            10,704               -                                          10,704
                                                    ------------    ------------                                    ------------
          Total operating expenses                      384,898          63,612                                         454,836
                                                    ------------    ------------                                    ------------

INCOME FROM OPERATIONS                                   80,073          26,925                                         100,672

OTHER INCOME (EXPENSE)
Interest income                                           1,299               -                                           1,299
Interest expense                                        (50,464)         (6,098)        (24,779)         b (ii)         (81,341)
Other income (expense)                                   (3,779)              -                                          (3,779)
                                                    ------------    ------------                                    ------------
          Other expense, net                            (52,944)         (6,098)                                        (83,821)
                                                    ------------    ------------                                    ------------

INCOME BEFORE INCOME TAXES                               27,129          20,827                                          16,851

INCOME TAX EXPENSE                                       10,989               -          (4,111)         b (iii)          6,878
                                                    ------------    ------------                                    ------------

NET INCOME                                             $ 16,140        $ 20,827                                       $   9,973

                                                    ============    ============                                    ============

BASIC AND DILUTED EARNINGS PER
  SHARE                                                $ 16,140                                                       $   9,973
                                                    ============                                                    ============
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES                                           1,000                                                           1,000
                                                    ============                                                    ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED FINANCIAL STATEMENTS

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

a. The Unaudited Pro Forma Combined Balance Sheet has been prepared to reflect the acquisition by the Company of the Biltmore under the purchase method of accounting. The Company acquired the Biltmore for approximately $335.0 (excluding a working capital adjustment of $8.3 million and estimated transaction costs of approximately $5.3 million.)

     The Unaudited Pro Forma Combined Balance Sheet as of October 31, 2000 combines the balance sheet of the Company as of October 31, 2000 with the balance sheet of the Biltmore as of September 30, 2000 and has been adjusted as follows:

     (i) To record the net effect of the purchase of the Biltmore by KSL as if the acquisition had occurred on October 31, 2000 under the purchase method of accounting. The purchase price and related acquisition costs were allocated based upon the fair market value of the acquired assets and assumed liabilities, and was allocated to the Biltmore's tangible assets, certain intangible assets representing management and trade name rights, villa rental pool program, membership program and golf rights, with the remaining amounts recorded as excess of cost over fair value of the net assets acquired.

     (ii) To record the net results of the elimination of the Biltmore's balance, if any, as of September 30, 2000 and the capitalization of the assets acquired by KSL, including acquisition and deferred financing costs. (See note (i)).

     (iii) To eliminate liabilities not assumed by the Company in the acquisition consisting of the current portion of long-term debt (which was paid prior to KSL's acquisition of the Biltmore).

     (iv) To record incremental debt incurred to finance the acquisition consisting of $175.0 million in a Term C Note as well as approximately $113.8 million of additional borrowings on the Company's Revolving Credit Facility. Incremental debt incurred in conjunction with this acquisition will be outstanding under the Company's Amended and Restated Credit Facility.

     (v)    To eliminate the equity of the Biltmore.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

b. The Unaudited Pro Forma Combined Statement of Operations as of October 31, 2000 combines the statement of operations of the Company for the fiscal year ended October 31, 2000 with the statement of operations of the Biltmore for the year ended September 30, 2000, and has been adjusted as follows:

     (i) To adjust depreciation and amortization expense to reflect an increase in depreciation expense of $0.8 million and an increase in amortization of other assets and excess of cost over fair value of net assets acquired of $5.5 million assuming the Biltmore acquisition by the Company (and the resulting purchase price allocation) occurred as of the first day of the period presented. Other assets and excess of cost over fair value of net assets acquired are amortized up to 20 years.

     (ii) To adjust interest expense related to the incremental debt of approximately $288.8 million incurred to finance the acquisition of the Biltmore. Interest on $175.0 million of this debt is assumed to be 8.12% (LIBOR plus 2.75%), which is the assumed rate of the Term C Note. Related incremental interest expense is approximately $14.2 million.

              Interest on the remaining portion of this debt is assumed to be 7.37% (LIBOR plus 2.00%), which is the assumed rate for the Revolving Credit borrowings under the Company's Amended and Restated Credit Facility. Related incremental interest expense is approximately $8.4 million.

              Interest is also adjusted for the prospective change in the interest charge to the Term A and Term B Notes under the Amended and Restated Credit Facility as a result of the Biltmore acquisition. Such interest rate is changing from LIBOR plus 1.75% to LIBOR plus 2.50%. Additional interest expense is approximately $0.7 million.

              Interest expense is also adjusted to reflect amortization of debt issuance costs of approximately $4.8 million, which are assumed to be amortized over the remaining term (approximately 40 months) of the revolving credit facility. The amortization of these costs will add approximately $1.5 million to pro forma interest expense.

     (iii) To adjust the provision for income taxes on a pro forma combined basis to reflect the combined statutory federal and state effective tax rate of 40%. The Biltmore did not previously record income tax expense, as it was wholly owned by a partnership, which is not subject to taxes.

ARIZONA BILTMORE RESORT
AND SPA

INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS
Years Ended June 30, 2000 and 1999
And Three-Month Periods Ended
September 30, 2000 and 1999 (Unaudited)

INDEPENDENT AUDITORS' REPORT


KSL Biltmore Resort, Inc.
Phoenix, Arizona


We have audited the balance sheets of the Arizona Biltmore Resort and Spa (the "Resort") as of June 30, 2000 and 1999, and the related statements of operations, partnership's net investment and cash flows for the years then ended. These financial statements are the responsibility of the Resort's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Resort at June 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 1, the Resort was part of Biltmore Hotel Partners, LLLP, an Arizona limited liability limited partnership (the "Partnership"), and had no separate legal status or existence during the periods presented. The Resort had various transactions with the Partnership, including various expense allocations, that are material in amount. The financial statements of the Resort have been prepared from separate records maintained by the Resort, as well as from the records of the Partnership, and may not be indicative of the conditions that would have existed if the Resort had operated as an independent entity.

Deloitte & Touche LLP


February 9, 2001
Phoenix, Arizona

ARIZONA BILTMORE RESORT AND SPA

BALANCE SHEETS
AS OF SEPTEMBER 30, 2000 (Unaudited) AND JUNE 30, 2000 AND 1999
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                                                                     June 30,
                                                                                        September 30,        ----------------------
ASSETS                                                                                     2000              2000             1999
                                                                                        (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                                                             $  1,694          $  2,004          $  2,968
  Restricted cash                                                                          3,996             3,291             3,304
  Accounts receivable - net of allowance for doubtful
    accounts of $1,798, $1,986, and $1,365, respectively                                   5,328             7,195             5,644
  Inventories                                                                              1,496             1,526             1,258
  Prepaid expenses and other current assets                                                  353               376               380
                                                                                        --------          --------          --------
          Total current assets                                                            12,867            14,392            13,554
PROPERTY AND EQUIPMENT - Net (Notes 4 and 5)                                             283,227           285,088           287,479
INTANGIBLE ASSETS - Net of accumulated
  amortization of $2,186, $1,857, and $571, respectively                                  48,097            48,426            45,216
                                                                                        --------          --------          --------
TOTAL                                                                                   $344,191          $347,906          $346,249
                                                                                        ========          ========          ========
LIABILITIES AND PARTNERSHIP'S NET INVESTMENT
CURRENT LIABILITIES:
  Trade accounts payable                                                                $  1,114          $  2,028          $  1,422
  Accrued expenses and other liabilities                                                   5,771             4,611             5,943
  Customer and other deposits                                                              4,369             2,743             1,328
  Current portion of long-term debt (Note 5)                                              17,730            17,458            18,064
                                                                                        --------          --------          --------
           Total current liabilities                                                      28,984            26,840            26,757
LONG-TERM DEBT - Less current portion (Note 5)                                            58,124            58,523            73,276
COMMITMENTS AND CONTINGENCIES
  (Notes 5, 6, and 7)
PARTNERSHIP'S NET INVESTMENT                                                             257,083           262,543           246,216
                                                                                        --------          --------          --------
TOTAL                                                                                   $344,191          $347,906          $346,249
                                                                                        ========          ========          ========

See independent auditors' report and notes to financial statements

ARIZONA BILTMORE RESORT AND SPA

STATEMENTS OF OPERATIONS
THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)
AND YEARS ENDED JUNE 30, 2000 AND 1999
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                  Three-Month Periods Ended                   Years Ended
                                                                        September 30,                           June 30,
                                                                 ----------------------------            -------------------------
                                                                   2000                1999                2000              1999
                                                                         (UNAUDITED)
REVENUES:
  Rooms                                                         $  5,191            $  4,100            $ 37,673           $ 28,538
  Food and beverage                                                5,650               4,111              33,912             27,040
  Other operating revenues                                         2,688               1,881              15,515             12,421
                                                                --------            --------            --------           --------
           Total revenues                                         13,529              10,092              87,100             67,999
                                                                --------            --------            --------           --------
EXPENSES:
  Payroll and benefits                                             5,919               4,999              26,120             20,936
  Other expenses                                                   5,204               4,246              26,498             24,184
  Depreciation and amortization                                    2,389               2,011               8,738              7,175
                                                                --------            --------            --------           --------
           Total operating expenses                               13,512              11,256              61,356             52,295
                                                                --------            --------            --------           --------
INCOME (LOSS) FROM OPERATIONS                                         17              (1,164)             25,744             15,704

INTEREST EXPENSE - Net                                             1,381               1,860               6,577             15,800
                                                                --------            --------            --------           --------

NET (LOSS) INCOME                                               $ (1,364)           $ (3,024)           $ 19,167           $    (96)
                                                                ========            ========            ========           ========

See independent auditors' report and notes to financial statements.

ARIZONA BILTMORE RESORT AND SPA

STATEMENTS OF PARTNERSHIP'S NET INVESTMENT
THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND YEARS ENDED JUNE 30, 2000 AND 1999
(IN THOUSANDS)
-------------------------------------------------------------------------------

BALANCE, JULY 1, 1998                                                                         $ 229,890

  Change in Partnership's net investment (Note 2)                                                16,422

  Net loss                                                                                          (96)
                                                                                              ---------

BALANCE, JUNE 30, 1999                                                                          246,216

  Change in Partnership's net investment (Note 2)                                                (2,840)

  Net income                                                                                     19,167
                                                                                              ---------

BALANCE, JUNE 30, 2000                                                                          262,543

  Change in Partnership's net investment (unaudited) (Note 2)                                    (4,096)

  Net loss (unaudited)                                                                           (1,364)
                                                                                              ---------

BALANCE, SEPTEMBER 30, 2000 (Unaudited)                                                       $ 257,083
                                                                                              =========


See independent auditors' report and notes to financial statements.

ARIZONA BILTMORE RESORT AND SPA

STATEMENTS OF CASH FLOWS
THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)
AND YEARS ENDED JUNE 30, 2000 AND 1999
( IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                              Three-Month Periods Ended           Years Ended
                                                                                     September 30,                  June 30,
                                                                             -------------------------      -----------------------
                                                                                 2000           1999          2000            1999
                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                                           $ (1,364)      $ (3,024)      $ 19,167       $    (96)
  Adjustments to reconcile net (loss) income to net
    cash provided by operating activities:
      Imputed interest on note payable                                             241            635          1,886          1,282
      Depreciation and amortization                                              2,389          2,011          8,738          7,175
      Changes in operating assets and liabilities:
        Restricted cash                                                           (705)          (535)            13         (1,487)
        Accounts receivable                                                      1,867          1,350         (1,551)         3,441
        Inventories                                                                 30            (10)          (268)          (232)
        Prepaid expenses and other current assets                                   23           (269)             4           (186)
        Trade accounts payable                                                    (914)          (335)           606            184
        Accrued expenses and other liabilities                                   1,160          1,485         (1,332)         1,821
        Customer and other deposits                                              1,626            610          1,415             44
                                                                              --------       --------       --------       --------
           Net cash provided by operating activities                             4,353          1,918         28,678         11,946
                                                                              --------       --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment                                             (199)        (1,643)        (5,061)       (12,655)
  Additions to intangible assets                                                               (4,000)        (4,000)
                                                                              --------       --------       --------       --------
           Net cash used in investing activities                                  (199)        (5,643)        (9,061)       (12,655)
                                                                              --------       --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in Partnership's net investment                                        (4,096)        10,004         (2,840)        16,422
  Principal payments on mortgage payable                                          (368)          (336)        (1,397)        (1,278)
  Principal payments on note payable                                                           (8,060)       (16,227)       (17,167)
  Deferred financing costs                                                                       (117)          (117)
                                                                              --------       --------       --------       --------
           Net cash (used in) provided by financing activities                  (4,464)         1,491        (20,581)        (2,023)
                                                                              --------       --------       --------       --------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                         (310)        (2,234)          (964)        (2,732)
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                                            2,004          2,968          2,968          5,700
                                                                              --------       --------       --------       --------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                                               $  1,694       $    734       $  2,004       $  2,968
                                                                              ========       ========       ========       ========


See independent auditors' report and notes to financial statements.                                         (Continued)

ARIZONA BILTMORE RESORT AND SPA

STATEMENTS OF CASH FLOWS
THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)
AND YEARS ENDED JUNE 30, 2000 AND 1999 (CONTINUED)
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                          Three-Month Periods Ended             Years Ended
                                                                                September 30,                     June 30,
                                                                         -------------------------         ------------------------
                                                                          2000           1999                2000           1999
                                                                             (UNAUDITED)


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Cash paid for interest                                                 $ 1,238         $ 1,267            $ 5,026        $ 10,576
                                                                         ========        ========           ========       =========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES -
The Arizona Biltmore Resort and Spa was acquired by Florida Panthers Holding,
  Inc. ("FLPH"), a wholly owned subsidiary of Boca Resorts, Inc. (Note 1). In connection with this acquisition, the Resort recorded contingent consideration of $50.0 million during 1999, which was satisfied through the issuance of a $50.0 million note payable due in three annual cash installments, the first of which was made during 1999.

During 1999, the Resort recorded $4,175 in noncash interest expense representing imputed interest incurred in connection with certain bridge financing to fund the $99.8 million payment in connection with the acquisition (Notes 1 and 2).



See independent auditors' report and notes to financial statements.

ARIZONA BILTMORE RESORT AND SPA

NOTES TO FINANCIAL STATEMENTS
THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)
AND YEARS ENDED JUNE 30, 2000 AND 1999
-------------------------------------------------------------------------------

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION - The Arizona Biltmore Resort and Spa (the "Resort") is engaged in the operation and management of the Arizona Biltmore Resort and Spa, a 730-room luxury resort hotel in Phoenix, Arizona. The Resort features banquet and meeting rooms, restaurants, an expansive pool and slide, and a European-style spa and fitness center.

      The Resort was part of Biltmore Hotel Partners, LLLP, an Arizona limited liability limited partnership (the "Partnership"), an indirect wholly owned subsidiary of Boca Resorts, Inc.

      The Partnership interests were acquired by Florida Panthers Holding, Inc. ("FLPH"), a wholly owned subsidiary of Boca Resorts, Inc. in March 1998 in exchange for (1) payment of $126.0 million in cash at closing, (2) payment of $99.8 million in cash in December 1998, (3) payment of $500,000 in cash in August 1999, (4) warrants to purchase 500,000 shares of Class A Common Stock exercisable at $24.00 per share at any time, in whole or in part, through March 2, 2003, and (5) assumption of $63.1 million of debt. FLPH also agreed to pay up to $50.0 million to the sellers conditioned upon their satisfactory execution of certain developmental plans. The plans were delivered to the Partnership in acceptable form in December 1998. The $50.0 million obligation was recorded as an increase to intangible assets and was satisfied through the issuance of a $50.0 million note payable due in three annual cash installments through April 2001, the first of which was made in April 1999 (Note 5). FLPH recorded the acquisition under the purchase method of accounting.

      SIGNIFICANT ACCOUNTING POLICIES - The Resort prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. Significant accounting policies are as follows:

      a. BASIS OF PRESENTATION - In the normal course of business, the operations of the Resort had various transactions with the Partnership that were material in amount. The accompanying financial statements of the Resort have been prepared from the separate records maintained by the Resort and the Partnership. The financial statements also reflect the impact of key assumptions regarding the allocation of certain expense items to the Resort and certain balance sheet accounts where separate records were not maintained. The net change arising from intercompany transactions between the Partnership and the Resort is included in the accompanying statements of Partnership's net investment (Note 2). The accompanying financial statements of the operations of the Resort may not necessarily be indicative of the conditions that would have existed if the Resort had operated as an independent entity.

ARIZONA BILTMORE RESORT AND SPA

NOTES TO FINANCIAL STATEMENTS
THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)
AND YEARS ENDED JUNE 30, 2000 AND 1999 (CONTINUED)
-------------------------------------------------------------------------------

      b. INTERIM UNAUDITED FINANCIAL INFORMATION - The information set forth in these financial statements as of September 30, 2000, and for the three months ended September 30, 2000 and 1999 is unaudited and reflects all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the information presented herein. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

      c. CASH AND CASH EQUIVALENTS - The Resort considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

      d. RESTRICTED CASH - Certain cash balances are restricted primarily to uses for future furniture, fixtures, and equipment expenditures (Note
           5).

      e. INVENTORIES, consisting primarily of food, beverage, and retail stores merchandise, are carried at the lower of cost (first-in, first-out) or market.

      f. PROPERTY AND EQUIPMENT are recorded at cost and are depreciated using the straight-line method over their estimated useful lives as follows:

              Buildings and improvements                               40 years
              Land improvements                                        15 years
              Furniture, fixtures, and vehicles                    3 - 12 years

           Improvements are capitalized, while maintenance and repairs are charged to expense as incurred.

      g. INTANGIBLE ASSETS represent the excess of the cost over the fair value of tangible net assets acquired. Intangible assets are amortized on a straight-line basis over 40 years. The Resort periodically evaluates the recoverability of intangible assets by comparing the carrying value of intangible assets to undiscounted estimated future cash flows from related operations.

      h. INCOME TAXES - Under provisions of the Internal Revenue Code, a partnership is not a taxable entity; accordingly, taxable income or losses are allocated to the partners for inclusion in their respective income tax returns. No provision for income taxes has been included in the accompanying financial statements.

      i. REVENUE RECOGNITION - Revenue associated with room rentals, food and beverages sales and other recreational amenity use at the Resort is recognized at the time of sale or rendering of service.

ARIZONA BILTMORE RESORT AND SPA

NOTES TO FINANCIAL STATEMENTS
THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)
AND YEARS ENDED JUNE 30, 2000 AND 1999 (CONTINUED)
-------------------------------------------------------------------------------


     j. LONG-LIVED ASSETS - Management reviews real estate and other long-lived assets for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. If there is an indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated at the present value of future cash flows discounted at a rate commensurate with management's estimate of the business risks. Real estate assets, if any, for which management has committed to a plan to dispose of the assets, whether by sale or abandonment, are reported at the lower of carrying amount or fair value less cost to sell. Preparation of estimated expected future cash flows is inherently subjective and is based on management's best estimate of assumptions concerning expected future conditions. No impairment of any long-lived assets was recognized during any period presented.

     k. FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of cash and cash equivalents, trade receivables, other receivables, accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments. The carrying amount of short-term debt and long-term debt approximates fair value as these borrowings have rates that reflect currently available terms and conditions for similar debt.

     l. USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     m. NEW ACCOUNTING STANDARDS - In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which, as amended, is effective for fiscal years beginning after June 15, 2000. Management has determined that the adoption of SFAS No. 133 on July 1, 2000 will not have a material impact on the results of operations, financial position, or cash flows of the Resort.

         In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), REVENUE RECOGNITION IN FINANCIAL STATEMENTS. SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The adoption of SAB 101 did not have a material effect on the Resort's financial statements.

ARIZONA BILTMORE RESORT AND SPA

NOTES TO FINANCIAL STATEMENTS
THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)
AND YEARS ENDED JUNE 30, 2000 AND 1999 (CONTINUED)
-------------------------------------------------------------------------------

2.    ASSUMPTIONS RELATED TO THE FINANCIAL STATEMENTS

      The accompanying financial statements as of September 30, 2000 (unaudited) and for the three-month periods ended September 30, 2000 and 1999 (unaudited) and as of June 30, 2000 and 1999 and for the years then ended reflect the assets, liabilities, revenues and expenses that were directly related to the continuing operations of the Resort. FLPH's historical cost basis of the assets and liabilities has been carried over to the Resort. In cases involving liabilities and expenses not specifically identifiable to the Resort, certain allocations were made to reflect the ongoing operations of the Resort. These allocations, if any, were based on a variety of factors which management believes provide a reliable basis for the accompanying financial statements and include the following:

      - Cash on hand and cash in bank accounts maintained by the Resort are included as part of these historical financial statements. No other cash balances of the Partnership are recorded as part of these financial statements.

      - Change in Partnership's net investment include the aggregate effect of intercompany transactions as of the balance sheet date, including
           (i) contributions from and distributions to the Partnerhsip, (ii) the aggregate intercompany allocations of imputed interest expense incurred by the Resort and paid by the Partnership, (iii) litigation liabilities related to the Resort's continuing operations incurred by the Resort and paid by the Partnership, and (iv) the aggregate results of Resort operations.

3.    INVENTORIES

      Inventories consist of the following ($ in thousands):

                                                          JUNE 30,
                                        SEPTEMBER 30,  -------------
                                            2000       2000     1999
                                        (unaudited)
Merchandise                               $  717      $  695   $  546
Food and beverage                            779         831      712
                                          ------      ------   ------

Total                                     $1,496      $1,526   $1,258
                                          ======      ======   ======

ARIZONA BILTMORE RESORT AND SPA

NOTES TO FINANCIAL STATEMENTS
THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)
AND YEARS ENDED JUNE 30, 2000 AND 1999 (CONTINUED)
-------------------------------------------------------------------------------


4.    PROPERTY AND EQUIPMENT

      Property and equipment consist of the following ($ in thousands):

                                                            JUNE 30,
                                    SEPTEMBER 30,   -----------------------
                                       2000          2000         1999
                                    (UNAUDITED)
Buildings and improvements           $ 230,089    $ 228,253    $ 217,962
Land                                    58,787       60,424       60,424
Furniture, fixtures, and equipment      12,740       12,740        7,961
Construction in progress                                          10,009
                                     ---------    ---------    ---------
Total                                  301,616      301,417      296,356
Less accumulated depreciation          (18,389)     (16,329)      (8,877)
                                     ---------    ---------    ---------
Property and equipment - net         $ 283,227    $ 285,088    $ 287,479
                                     =========    =========    =========


5.    LONG-TERM DEBT

      Long-term debt consists of the following ($ in thousands):

                                                                   JUNE 30,
                                                SEPTEMBER 30,  -----------------
                                                    2000       2000      1999
                                                 (UNAUDITED)
Mortgage notes payable, collateralized
   by substantially all Resort property
   and equipment, fixed interest rate of
   8.25%, due July 1, 2016                         $59,672   $60,040   $61,437
Note payable, no stated interest rate,
   8.8% imputed interest rate, due April 1, 2001    16,182    15,941    29,903
                                                   -------   -------   -------
Total outstanding including current portion        $75,854   $75,981   $91,340
                                                   =======   =======   =======


      There are four mortgage notes payable due to the same bank which are collateralized by a Deed of Trust, Security Agreement, Assignment of Rents and Revenues, and Fixture Filing with respect to the real and personal property of the Resort related to the ownership and operation of the Resort, and other related security documents, including a Pledge and Security Agreement. The notes require monthly payments of principal and interest totaling $534,447.

ARIZONA BILTMORE RESORT AND SPA

NOTES TO FINANCIAL STATEMENTS
THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)
AND YEARS ENDED JUNE 30, 2000 AND 1999 (CONTINUED)
-------------------------------------------------------------------------------


      The note payable is due to AZB Limited Partnership, the previous owners of the Resort. The $50.0 million was payable in three annual cash installments, with the first installment of $16.7 million made in April 1999. An additional $8.1 million was prepaid in August 1999 and approximately $8.2 million was paid on April 1, 2000. The note payable was recorded at its present value of approximately $16.2 million, $15.9 million, and $29.9 million as of September 30, 2000 (unaudited), June 30, 2000 and 1999, respectively.

      The Pledge and Security Agreement requires the Resort to deposit 2.5 percent of the preceding month's gross revenue of the Resort into a security account for future furniture, fixtures, and equipment expenditures. The Resort had funded approximately $2,635,000, $2,584,000, and $2,475,000 as of September 30, 2000 (unaudited) and as of June 30, 2000 and 1999, respectively, which is included in restricted cash in the accompanying balance sheets.

      In addition to the reserve for future furniture, fixtures, and equipment expenditures, the Security Agreement requires the Resort to deposit into a second security account amounts related to the payment of property taxes and insurance. The Resort had funded approximately $1,361,000, $707,000, and $829,000 as of September 30, 2000 (unaudited) and as of June 30, 2000 and 1999, respectively, which is included in restricted cash in the accompanying balance sheets.

      Long-term debt as of June 30, 2000 and as of September 30, 2000 (unaudited) matures as follows ($ in thousands):

                                           JUNE 30,         SEPTEMBER 30,
                                           2000               2000
             TWELVE MONTHS ENDED                            (UNAUDITED)

             2001                         $ 17,458          $ 17,730
             2002                            1,635             1,669
             2003                            1,775             1,812
             2004                            1,928             1,968
             2005                            2,093             2,136
             Thereafter                     51,092            50,539
                                           -------            ------

                                          $ 75,981          $ 75,854
                                          =========         ========



6.    MANAGEMENT AGREEMENT

      The Resort entered into a Management Services Agreement (the "Agreement") on March 2, 1998, as amended on August 3, 1998, through March 2008, with AZB Limited Partnership ("AZB"). The Agreement provided for payments to AZB of $41,667 per month and a development fee of $1,000,000 payable upon certain achievements related to the development of the Resort. The Resort paid fees of $1,000,000 in 1999. The Agreement was terminated in June 1999.

ARIZONA BILTMORE RESORT AND SPA

NOTES TO FINANCIAL STATEMENTS
THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)
AND YEARS ENDED JUNE 30, 2000 AND 1999 (CONTINUED)
-------------------------------------------------------------------------------


7.    LITIGATION

      The Resort is a party to various litigation matters that are incidental to its business. Although the results of the litigation cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material effect on the results of operations, cash flows, or financial position of the Resort.

8.    SUBSEQUENT EVENT

      On December 22, 2000, KSL Recreation Group, Inc., through a wholly owned subsidiary, KSL Biltmore Resort. Inc., ("KSL Biltmore"), acquired certain assets and assumed certain liabilities comprising the Resort pursuant to an agreement of purchase and sale between KSL Biltmore and the Partnership. The purchase price of the Resort was $335.0 million (excluding transaction costs of approximately $5.3 million and a working capital purchase adjustment of $8.3 million). The acquisition was accounted for using the purchase method of accounting.

                                  * * * * * * *